CONTRIBUTION AGREEMENT
(Country Meadows Village)

THIS CONTRIBUTION AGREEMENT is made and entered into this 5th day of May, 2011, by and among COUNTRY MEADOWS VILLAGE MHP HOLDING COMPANY #2, LLC, a Michigan limited liability company (“Contributor”), COUNTRY MEADOWS VILLAGE MHP HOLDING COMPANY #1, LLC, a Michigan limited liability company (the “Holding Company”), COUNTRY MEADOWS VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company (“Owner”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”).

RECITALS:

A.           Owner is the owner of certain parcels of real property located in Kent County, Caledonia, Michigan, containing 307 licensed manufactured home sites, commonly known as Country Meadows Village, as more fully described in Exhibit "A" attached hereto (the "Land"), together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements").

B.           Owner is the owner of all machinery, equipment, goods, vehicles and other personal property (collectively the "Personal Property") listed in Exhibit "B" attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements.  The Personal Property does not include manufactured homes owned by tenants of the Project (as defined below).

C.           The Land, the Improvements, and the Personal Property, together with all of Owner's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, the maximum number of land divisions as permitted under the Land Division Act (formerly the Subdivision Control Act of 1967), all right, title and interest, if any, of Owner in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, and in and to any and all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Project".

D.           Contributor is the sole member of the Holding Company and holds one hundred percent (100%) of the membership interests in the Holding Company (collectively, the "Membership Interests").

E.           The Holding Company is the sole member of Owner and owns one hundred percent (100%) of the membership interest in Owner.

F.           Contributor desires to contribute all of the Membership Interests in the Holding Company to SCOLP, and SCOLP desires to accept the contribution of all of the Membership Interests, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           AGREEMENTS TO CONTRIBUTE THE MEMBERSHIP INTERESTS.

1.1           Contributor agrees to contribute to SCOLP, and SCOLP agrees to accept from Contributor, the Membership Interests in the Holding Company (the "Contributed Membership Interests"), in accordance with the terms and subject to the conditions hereof, such contribution to be effective as of the Contribution Date.

2.           AGREED VALUE.

2.1           The parties agree that the agreed-upon value of the Project is $9,800,000, adjusted for pro-rated items as provided in this Agreement (the “Agreed Value”). On the Contribution Date, SCOLP shall pay the Agreed Value as follows: (a) by delivering an amount equal to all outstanding principal, interest and other sums due but unpaid as of the Contribution Date, plus any applicable prepayment penalties or fees (collectively, the “Mortgage Payoff Amount”) to Bank of America (the “Lender”) under that certain Amended and Restated Promissory Note effective as of June 1, 2010 (the “Mortgage Note”) from Owner to Lender, and all related documents, which loan (the “Loan”) is secured by the Mortgage (as defined in Section 3.1(d)); and (b) the balance of the Agreed Value, less the total amount of all costs and expenses which are the obligation of the Owner or Contributor hereunder that are funded by or on behalf of SCOLP (the “Funded Costs”), in the form of Series A-1 Preferred OP Units in SCOLP (the “Preferred OP Units”) with an aggregate value (at an issue price set forth in the amendment to Partnership Agreement executed and delivered in connection with Section 18.2(b) below) equal to that sum.  The Agreed Value is allocated among real property, personal property and goodwill as reflected on the attached Exhibit “C”. Notwithstanding the allocations set forth on the attached Exhibit “C” but subject to the provisions of Section 7.2(a) of the Master Contribution Agreement (as defined below), the parties acknowledge and agree that, for tax and financial reporting purposes, SCOLP shall allocate the Agreed Value among personal property, real property and goodwill as determined by SCOLP (and its independent accountants) and SCOLP shall not in any way be bound by the allocations set forth on the attached Exhibit “C”.

2.2           The Preferred OP Units to be issued to Contributor pursuant to the terms hereof shall be governed by SCOLP’s Second Amended and Restated Limited Partnership Agreement, dated as of April 30, 1996, as amended (the "Partnership Agreement"), a copy of which has been delivered to the Owner, as such Partnership Agreement shall be amended on the Contribution Date to reflect the admission of Contributor as a limited partner and the issuance of, and the rights and obligations associated with, such Preferred OP Units.  On the date hereof and on the Contribution Date, Contributor and each equity holder thereof shall execute and deliver such investment and subscription documents as SCOLP shall reasonably require in connection with the issuance of the Preferred OP Units and represent and warrant that Contributor or such equity holder, as the case may be, is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

3.           CONDITION OF TITLE TO THE PROJECT.

3.1           Contributor hereby represents and warrants to SCOLP that Owner is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens, claims and encumbrances other than the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)
Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment to be delivered pursuant to Section 4.1 hereof which SCOLP does not designate as “Title Defects” pursuant to Section 5.1 hereof;

(b)
The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases, occupancy agreements and commitments to lease (the "Tenant Leases"), to the extent set forth and described in the Rent Roll (the "Rent Roll"), dated April 30, 2011, attached hereto as Exhibit "D", as the same shall be updated to the Contribution Date;

(c)
All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Contribution Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided, which are not due and payable; and

(d)	That certain Mortgage (the "Mortgage"), dated June 22, 2010, from Owner to the Lender, which Mortgage secures payment of the Mortgage Note. The Mortgage will be terminated and released at the Closing.

From the date hereof through the Contribution Date, none of the Owner, the Holding Company nor Contributor will cause the Project to be further encumbered by any lien, easement, restriction or any other matter.

4.           EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.

4.1           Within ten (10) days after the date hereof, the Owner shall furnish SCOLP with a commitment (the "Commitment") for an ALTA Form Owner's Policy of Title Insurance, issued by Title Source, Inc. (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment (collectively, the “Exception Documents”), in the amount of $9,800,000.  At Closing, the Owner shall cause to be provided to SCOLP, at Contributor’s expense, an owner’s policy of title insurance issued pursuant to the Commitment, insuring the interest in the Project without the "standard exceptions" and containing a zoning endorsement and such additional endorsements as SCOLP and Contributor shall mutually determine. The cost of the title insurance policy shall be borne by Contributor, or paid for by SCOLP at Closing and treated as a Funded Cost; provided, however, that the cost of the zoning endorsement shall be shared 50% by SCOLP and 50% by Contributor.

4.2           SCOLP shall obtain a current ALTA "as built" survey (the "Survey") of the Project prepared by a licensed surveyor or engineer approved by SCOLP, certified to Owner, SCOLP, the Title Company, and any other parties designated by SCOLP, using the form attached as Exhibit "E" hereto.  The Survey shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all structures and improvements located thereon (other than manufactured homes), all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to the Land, and the location of all utility lines and connections with such utility lines.  The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following:  (i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of the Project, or any portion thereof, on any adjacent property, or (iii) any violation by any portion of the Project of any recorded building liens, restrictive covenants or easements affecting the Project. The cost of the Survey shall be borne by SCOLP.

4.3           SCOLP shall obtain Uniform Commercial Code financing statement searches and tax lien searches both from the State of Michigan and the County of Kent with respect to Owner, showing no security interests, pledges, liens, claims or encumbrances in or affecting the Project, including the Personal Property, or the Membership Interests, except for the Loan and except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which Owner and/or Contributor have a right to, and do, remove at Closing.  The cost of the UCC searches shall be borne by SCOLP.

5.           TITLE OBJECTIONS.

5.1           If the Commitment or Survey discloses exceptions which are not acceptable to SCOLP, in its sole discretion, SCOLP shall notify Owner and Contributor in writing of its objections to such exceptions (the "Title Defects") within ten (10) days after the date of this Agreement.  If SCOLP objects to any exception disclosed on the Commitment or Survey within such ten (10) day period, such exception shall not be treated as a Permitted Exception hereunder except as otherwise provided in this Section 5.1.  If Owner and Contributor fail to have the Title Defects deleted from the Commitment or Survey, as the case may be, or discharged within ten (10) days after receipt of notice from SCOLP (or such longer time period designated by SCOLP), SCOLP may:  (a) terminate this Agreement by delivery of written notice to Owner and Contributor, whereupon neither Owner, Contributor nor SCOLP shall have any further duties or obligations under this Agreement; (b) elect to take title as it then is with such Title Defects becoming Permitted Exceptions under this Agreement; or (c) extend for up to ninety (90) days the period for Owner and Contributor to cure such Title Defects, and if such Title Defects are not deleted during the extended period, SCOLP may then exercise its rights under subparagraphs (a) or (b) above.  If Owner or Contributor cause such Title Defects to be deleted from the Commitment, the Closing shall be held within seven (7) days after delivery of the revised Commitment and Survey or on the Contribution Date specified in Section 18 hereof, whichever is later.

6.           ADJUSTMENTS AND PRORATIONS.

6.1           The following adjustments and prorations shall be made at the Closing between SCOLP, Owner and Contributor computed to, but not including, the Contribution Date.

(a)
Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project prior to the Contribution Date (other than current taxes), and all special assessments levied on any portion of the Project prior to the Contribution Date, shall be paid by Owner or Contributor prior to the Contribution Date. Real estate taxes and personal property taxes levied against any portion of the Project and applicable to the period after the Contribution Date shall be prorated and adjusted between the parties on a calendar year basis and shall be paid by Contributor or SCOLP, as the case may be.

(b)
The amount of all unpaid water and other utility bills for the Project which are not directly billed to the tenants of the Project, and all other operating and other expenses incurred with respect to the Project and Owner, and relating to the period prior to the Contribution Date, shall be paid by Owner or Contributor on or prior to the Contribution Date or, if not paid, an amount equal to such unpaid expenses shall be reserved in cash within the Owner as of the Contribution Date.

(c)
Charges under Project Contracts (as defined below) attributable to the period prior to the Contribution Date shall be paid by Owner or Contributor prior to the Contribution Date, or, if not paid, the amount due shall be reserved in cash within the Owner as of the Contribution Date.

(d)
All rental and other revenues collected by Owner up to the Contribution Date which are allocable to the period prior to the Contribution Date shall become a part of the disbursement from Owner to the Holding Company (and then from the Holding Company to Contributor) made pursuant to Section 6.2 below.

(e)
An amount equal to all security and other deposits described in the Rent Roll, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits) shall be reserved in cash within the Owner as of the Contribution Date or credited to SCOLP at the Closing.

(f)
An amount equal to all expenses of the Project which were paid prior to the Contribution Date and for which Owner will benefit after the Contribution Date shall be disbursed or credited to Contributor at the Closing.

(g)
All compensation, fringe benefits and other amounts due the employees of Owner or the manager of the Project for the period prior to the Contribution Date, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Owner on or prior to the Contribution Date, or, if not paid, an amount equal to such entire unpaid liability shall be reserved in cash within the Owner as of the Contribution Date.

(h)
All costs and expenses incurred by Owner, the Holding Company or Contributor prior to the Contribution Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees and the costs and expenses payable by Owner or Contributor hereunder (including, without limitation, the costs and expenses specified in Section 19.1 to be paid by Members), shall be paid by Contributor and shall not be charged to, or the responsibility of, Owner, the Holding Company or SCOLP.

(i)
All interest accrued under the Mortgage Note through the Contribution Date, and all other fees and charges due or accrued under the Mortgage Note, Mortgage or with respect to the Loan as of the Contribution Date (including, without limitation, all assumption fees and expenses related thereto), shall be paid by the Owner on or before the Contribution Date, or, if not paid, an amount equal to the entire amount of such accrued interest, fees and charges shall be reserved in cash within the Owner as of the Contribution Date.

6.2           On or prior to the Contribution Date, Contributor (directly or indirectly through the Holding Company) shall be entitled to a distribution from Owner in an amount equal to all of the cash and cash equivalent assets held by Owner as of the Contribution Date, after deduction for any and all costs and expenses payable by Owner or Contributor hereunder.

6.3           If within ninety (90) days after the Closing either SCOLP or Contributor discovers any inaccuracies or errors in the prorations or adjustments done at Closing pursuant to Sections 6.1 and/or 6.2, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation.  In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the prorations and adjustments done at Closing pursuant to Section 6.1.  After the parties resolve any such issues or, in the event the parties are unable to resolve issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SCOLP and Contributor shall promptly take all action and pay all sums necessary so that such prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Contribution Date.

7.            REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR AND OWNER.

7.1           Owner and Contributor, jointly and severally, hereby represent and warrant to SCOLP as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by SCOLP in connection herewith:

(a)
True, correct and complete copies of all Tenant Leases, including all amendments and documents relating thereto, that are currently in effect and that cover any portion of the Project have been or will be delivered to SCOLP; the Rent Roll attached hereto as Exhibit "D", as updated to the Contribution Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of each tenant, the home site occupied by each tenant, the lease term, monthly rent, delinquencies in rent and deposits and prepaid rent or credits of any tenant; except as disclosed in the Rent Roll, (i) each Tenant Lease is in full force and effect, (ii) no Tenant Leases are in default, (iii) to Contributor’s and Owner’s actual knowledge, no events have occurred which, with notice or the passage of time, or both, would constitute such a default, (iv) the lessor has performed all of its obligations under each Tenant Lease; and (v) the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Roll.

(b)
Except as otherwise disclosed in Exhibit "F" attached hereto, neither Owner nor Contributor have received any notices of, and Contributor have no actual knowledge of any existing facts or conditions which could reasonably be expected to result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project or the appurtenances thereto, which will not be cured by the Closing, at Contributor's expense.

(c)
Except as disclosed in Exhibit "G" attached hereto, there are no actions, suits, proceedings, claims, investigations or inquiries pending or, to the actual knowledge of Contributor and Owner, threatened against Owner, the Holding Company or the Project in any court, before any governmental or administrative agency, or before any other tribunal having jurisdiction over Owner, the Holding Company or the Project.

(d)
Except as otherwise disclosed in Exhibit "H" attached hereto, neither the Owner nor Contributor has actual knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs.

(e)
True, correct and complete copies of all service, utility, supply, maintenance and employment contracts and agreements and all other continuing contractual obligations (collectively, the "Project Contracts") affecting Owner or the ownership, operation or development of the Project, and all amendments thereto have been delivered to SCOLP; all Project Contracts are in full force and effect and are not in default; all Project Contracts are listed in Exhibit "I" attached hereto; and except as listed in Exhibit “I”, all Project Contracts may be cancelled upon not more than thirty (30) days notice without premium or penalty.

(f)
Owner is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions.  Contributor has and will have on the Contribution Date the power and authority to transfer the Membership Interests to SCOLP and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of Contributor, the Owner and the Holding Company has and will have due power and authority to so act.  On or before the Contribution Date, Contributor will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of their right, title and interest in and to the Membership Interests to SCOLP in the condition herein required.  This Agreement is valid and enforceable against Contributor, the Owner and the Holding Company in accordance with its terms, and each instrument to be executed by the Owner, the Holding Company and Contributor pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against the Owner, the Holding Company and Contributor in accordance with its terms.

(g)
Since the date on which the Owner commenced doing business at the Project, Contributor and Owner have maintained, and from the date hereof through the Contribution Date, Owner will maintain, insurance coverage substantially in form and content as currently in effect.

(h)
Neither this Agreement nor anything provided to be done herein by Owner or Contributor, including, without limitation, the conveyance of the Membership Interests as herein contemplated, violates or will violate any contract, agreement or instrument to which Owner, the Holding Company or Contributor is a party or bound or which affects the Project or the Membership Interests (except the Mortgage), or any governmental statute, law, ordinance, rule, regulation, order, judgment or directive.

(i)
Except as disclosed in Exhibit “K” attached hereto, the Owner has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Contribution Date.  If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or Owner prior to the Contribution Date, Contributor will immediately pay such claim and discharge the lien, or if a lien has been filed and Contributor intend, in good faith, to contest such claim, Contributor may cause the lien to be discharged by posting a bond pursuant to applicable law.

(j)
All utility services required for the operation of the Project as presently conducted, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each home site in sufficient quantities to adequately service the Project at full occupancy; and to the actual knowledge of Contributor and Owner, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

(k)
To the actual knowledge of Contributor and Owner, except as disclosed in Exhibit “L”: (i) there are no existing maintenance problems with respect to the mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads, other than routine maintenance required as a result of the age of such systems; (ii) all such systems are in good and sound working condition and are suitable for the operation of the Project; (iii) there are no structural or physical defects in and to the Project which materially affect the operation of the Project; and (iv) there are no conditions currently existing on, in, under or around the property, which materially adversely affects, or could materially adversely affect, the Project or the operation thereof.

(l)
Attached hereto as Exhibit "M" is a true and accurate list of all persons employed by Owner or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, current pay rate, and description of all benefits provided such employees.  None of the employees of Owner or the manager of the Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of Owner and the manager of the Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers.  The Holding Company has no employees.

(l)
Attached hereto as Exhibit "M" is a true and accurate list of all persons employed by Owner or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, current pay rate, and description of all benefits provided such employees.  None of the employees of Owner or the manager of the Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of Owner and the manager of the Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers.  The Holding Company has no employees.

(l)
Attached hereto as Exhibit "M" is a true and accurate list of all persons employed by Owner or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, current pay rate, and description of all benefits provided such employees.  None of the employees of Owner or the manager of the Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of Owner and the manager of the Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers.  The Holding Company has no employees.

(m)
To the actual knowledge of Contributor and Owner, Exhibit "N" attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which are required to operate, use and maintain the Project as a manufactured home community; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Contribution Date shall remain in full force and effect notwithstanding the transfer of the Membership Interests.

(n)
Exhibit "B" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project, including, without limitation, all manufactured homes owned by Owner.  All such Personal Property is in good working condition and adequate for the operation of the Project at full occupancy in all material respects; and Owner will not remove any item of Personal Property from the Project on or prior to the Contribution Date, unless such item is replaced with a similar item of no lesser quality or value. All Personal Property is owned free and clear of all liens, claims and encumbrances other than the lien of the Mortgage.

(o)
Owner and Contributor have delivered to SCOLP all environmental reports and audits in their possession, including, without limitation, phase I and II environmental site assessments and environmental compliance audits (the “Environmental Reports”) relating to the Project.  Except as disclosed in any Environmental Report delivered by Owner to SCOLP as identified in Exhibit “O” or obtained by SCOLP in connection with its investigation of the Project, the Owner and Contributor have not, and to the actual knowledge of Owner and Contributor, there has not been, and prior to the Contribution Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project any "toxic or hazardous substance", asbestos, lead based paint, urea formaldehyde insulation, PCBs, radioactive material, mold or other biological contaminants, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Michigan Natural Resources and Environmental Protection Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws").  Neither Owner nor Contributor has any actual knowledge of any claim, demand, suit, action or other legal proceeding arising out of, or related to, any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and neither Owner nor Contributor has any actual knowledge, or received any notice, that the Project is in violation of, or has a past unresolved violation of, the Environmental Laws.

(p)
Attached hereto as Exhibit "P" and made a part hereof by this reference are true, correct and complete copies of the partnership agreement or operating agreement of Owner and the Holding Company and any additional documents, instruments or certificates relating to the existence of Owner, Contributor or the Holding Company and Contributor's rights and obligations with respect to the Membership Interests, and all amendments to any of the foregoing (collectively, the "Governing Documents"). From the date hereof to the Contribution Date, the Governing Documents will not be modified or amended without the consent of SCOLP.  All minute books, recorded minutes of meetings and consent resolutions of Owner, Contributor or of the Holding Company, if any, shall be provided to SCOLP at Closing.

(q)
Contributor owns one hundred percent (100%) of the membership interests in the Holding Company and the Holding Company is the sole member of, and owns one hundred percent (100%) of the membership interests in, the Owner. Contributor is the legal and beneficial owners of the Membership Interests, free and clear of all liens, claims and encumbrances. All Contributed Membership Interests were issued without violating any state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in Owner or in the Holding Company.

(r)
Upon consummation of the transfer of the Membership Interests to SCOLP pursuant to the terms hereof, SCOLP will acquire valid and marketable title to the Membership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate, one hundred percent (100%) of the interests in the Holding Company.

(s)	As of the date hereof and on the Contribution Date, the Holding Company owns no assets other than its membership interest in the Owner and has no liabilities.

(t)	[reserved]

(u)
All federal, state and local income, excise, sales, property and other tax returns required to be filed by Owner and the Holding Company have been timely filed and are correct and complete in all material respects.  All taxes, assessments, penalties and interest due in respect of any such tax returns or the Project and any assessments thereon have been paid in full, and there are no pending or threatened claims, assessments, deficiencies, audits or notices with respect to any such taxes.

(v)
Owner does not maintain, sponsor, participate in or contribute to, and in the past has not maintained, sponsored, participated in or contributed to, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees of Owner, and Owner is not, and has not been, a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended.

(w)
The Owner has previously delivered to SCOLP the following financial statements (the “Financial Statements”):  (a) compiled balance sheet and related statement of income for the Owner, as of and for the fiscal year ended December 31, 2009, (b) compiled balance sheet and related statement of income for the Owner, as of and for the fiscal year ended December 31, 2010, and (c) management prepared balance sheet and related statement of income for the Owner as of and for the two months ended February 28, 2011 (the “Latest Financial Statements”).  The Financial Statements have been prepared on the basis of the tax method of accounting on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Owner as of such dates and the results of its operations for the periods specified. The Owner has no liabilities or obligations of any kind or nature required to be disclosed as a liability on a balance sheet prepared in accordance with GAAP except for (i) liabilities set forth on the face of the Latest Financial Statements, and (ii) liabilities which have arisen after the date thereof in the ordinary course of business.

(x)
Neither the Owner nor the Holding Company is a party or otherwise subject, and the Project is not subject, to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency or the tribunal having jurisdiction of the Project.

(y)
Owner owns the right to use the name Country Meadows Village in connection with the operation of the Project.  Neither Owner nor Contributor has received notice of or is aware that Owner's use of the name Country Meadows Village infringes on or violates the rights of any third party.

(z)
Contributor and Owner have delivered to SCOLP true, correct and complete copies of the information and material referenced in this Agreement or otherwise requested by SCOLP in connection with its due diligence investigation of the Project.  Owner and Contributor have not received any written notice of any fact which would materially adversely affect Owner, the Holding Company, the Membership Interests, the Project or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or has not otherwise been disclosed to SCOLP in writing

(aa)	Contributor is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act.

(bb)
Contributor is acquiring the Preferred OP Units for its own account and not with a view to any distribution or resale thereof in violation of any securities law.  Contributor acknowledges that it has received, or has had full access to, all information which it considers necessary or advisable to enable it to make a decision concerning its acquisition of the Preferred OP Units, provided that the foregoing shall not limit or otherwise affect the rights or remedies of Contributor hereunder with respect to the breach of any representations, warranties, covenants or agreements of SCOLP contained herein.  Contributor further acknowledges that the Preferred OP Units have not been registered under the 1933 Act or under the securities laws of any other jurisdiction, and therefore may not be resold unless they are subsequently registered under the 1933 Act and any applicable state blue sky law or an exemption from registration is available under the 1933 Act and any applicable state blue sky law

7.2           For purposes of this Agreement, the term “to the knowledge of Contributor and Owner” and similar phrases shall mean to the actual knowledge of Wilbur A. Lettinga, William B. Lettinga, Michael Lettinga and/or one or more of the general partners or officers of Contributor and/or Owner.  The provisions of Section 7.1 and all representations and warranties contained therein shall be true as of the Contribution Date and shall survive the closing of the transactions contemplated herein, and the conveyance of the Contributed Membership Interests, provided that claims may be made or asserted with respect to them only pursuant to and in accordance with the provisions of Sections 7.2 and 7.3.  All of such representations and warranties shall be deemed to be reaffirmed as of the Contribution Date unless prior to the Closing the Owner or Contributor delivers written notice to the contrary to SCOLP.  The investigation by SCOLP and their employees, agents and representatives, of the financial, physical and other aspects of the Project shall not negate or diminish the representations and warranties of Contributor contained herein.

7.3           (a)           For purposes of this Section 7.3, the following definitions shall apply:

(i)           "General Representations" shall mean all representations and warranties set forth in this Agreement other than Title Representations, Undisclosed Liability Representations and Undisclosed Tax Liability Representations.

(ii)           "Title Representations" shall mean those representations and warranties set forth in Subsections 7.1 (f), (q), (r), (s) and (t).

(iii)           "Undisclosed Liability Representations" shall mean those representations and warranties set forth in Subsections 7.1(g), (h), (p), (u), (x), (y), (bb) and (cc).

(iv)           "Undisclosed Tax Liability Representations" means those representations and warranties set forth in subsections 7.1(v).

(v)           "Claims Period" shall mean (i) eighteen (18) months for Claims based on General Representations, (ii) the period ending on December 31, 2013 for Claims based on Undisclosed Liability Representations or Claims based on a Failure to Perform, and (iii) the period limited by applicable statutes of limitation for Claims based on Title Representations, Undisclosed Tax Liability Representations or Claims involving fraud or material misrepresentation.

(vi)           "Claim" shall mean a claim for breach of a General Representation, a Title Representation, an Undisclosed Liability Representation or an Undisclosed Tax Liability Representation, a claim for Failure to Perform or a claim involving fraud or material misrepresentation.

(vii)           "Failure to Perform" means a circumstance wherein the Owner or Contributor shall fail to perform a material obligation which is required to be performed by Contributor or Owner pursuant to this Agreement and shall include a failure to perform any obligation set forth in Section 15.2 unless included as part of the obligations covered within the General Representations, Title Representations, Undisclosed Liability Representations, Undisclosed Tax Liability Representations or Claims involving fraud or material misrepresentation.

    (b)           SCOLP shall bring no claim for breach of a representation or warranty or otherwise under this Agreement except with respect to a Claim.  SCOLP’s rights with respect to any Claim shall expire unless SCOLP asserts the Claim before the expiration of the applicable Claims Period by written notice to Contributor in the manner provided in this Agreement.  The notice shall set forth a definite statement of the nature of the Claim and an estimate of the damages resulting from such Claim which were suffered (or reasonably expected to be suffered) by SCOLP.

    (c)           No Claim shall be deemed fixed until the relevant parties have settled the same by written agreement or a final judgment has been rendered in favor of SCOLP without timely appeal or after all appeals timely made are fully resolved (a "Fixed Claim"). SCOLP’s recourse for recovery of Fixed Claims is limited to the Security (as hereinafter defined) which is granted by Contributor pursuant to Section 7.4 hereof; provided such limitations shall not apply to a recovery of a Fixed Claim resulting from fraud or material misrepresentation, an Undisclosed Tax Liability Representation, a Title Representation or a Failure to Perform.

    (d)           The maximum amount which may be recovered for Claims pertaining to the General Representations and Undisclosed Liability Representations shall be $2,450,000 (the "Maximum Amount"), and no recovery may be had with respect to Claims pertaining to General Representations unless all such Claims exceed a minimum amount equal to $98,000 (the "Minimum Amount"), in which event recovery may be had with respect to all Claims.  Claims other than Claims pertaining to General Representations may be asserted without regard to the Minimum Amount and none of the limitations of this subsection (d) shall apply to Claims pertaining to Title Representations, Claims pertaining to Undisclosed Tax Liability Representations, Claims based on Failure to Perform or Claims involving fraud or material misrepresentation.

7.4           (a)           As security for the payment of Fixed Claims, Contributor assigns to SCOLP, and grants SCOLP a continuing security interest in, all of its right, title and interest in and to the Preferred OP Units or proceeds thereof, including, without limitation, the right to receive distributions with respect thereto (collectively, the "Security").

(b)           Until December 31, 2013 or the date that all Claims timely asserted during the Claims Period are finally and fully resolved, Contributor may not transfer, assign, convey or convert all or any part of the Security unless such portion of the Security is replaced with collateral of equivalent value and Contributor shall not grant, suffer or permit any lien or encumbrance on the Security.  Subject to the provisions of this Agreement, SCOLP shall have the rights with respect to the Security which are afforded secured parties under the Michigan Uniform Commercial Code.  Contributor shall execute all financing statements and other documents necessary or appropriate to perfect SCOLP’s security interest in the Security, and Contributor authorizes SCOLP to make any notation on its records necessary or appropriate to perfect such security interest.  Contributor shall promptly deliver written notice to SCOLP of any change in its addresses.

(c)           Upon assertion of a Claim exceeding the Minimum Amount, if applicable, subject to Section 7.4(d), all subsequent distributions on the pledged Preferred OP Units shall be withheld and deposited in lieu of payment to Contributor in a fund (the "Fund").  Moneys on deposit in the Fund may not exceed the aggregate amount of all Claims and shall not exceed the Maximum Amount, to the extent applicable.  Moneys in the Fund will be invested in obligations of the United States government or its agencies or corporate debt or commercial paper with a minimum grade rating of A or better (or comparable grade with respect to commercial paper) in each case with a term of 3 years or less, unless the parties agree otherwise in writing.  Upon a Claim becoming a Fixed Claim, the Fund and monies therein shall be paid to SCOLP up to the amount of the Fixed Claim together with recoverable attorney's fees, costs and expenses, and the remainder of the Fund not otherwise held for Claims previously asserted and not constituting a Fixed Claim shall be distributed to Contributor.  Each of the Other Contribution Agreements (as defined below) contains a provisions similar to this Section 7.4, and the Fund and the Security referred to in this Section 7.4 are the same "Fund" and "Security" referred to in such sections of the Other Contribution Agreements, and it is the intention of the parties hereto that the Fund and Security constitute the sole security for all Claims.

(d)           The limitations on recourse and liability contained in this Agreement are intended for the sole benefit of the parties identified in the applicable provisions and shall not run to the benefit of, or limit SCOLP’s recourse to or rights and remedies against, any other party.

8.           REPRESENTATIONS AND WARRANTIES OF SCOLP.

8.1           SCOLP hereby represents and warrants to the Owner and Contributor as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Owner and Contributor in connection herewith:

(a)           SCOLP has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Michigan and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.

(b)           Neither this Agreement nor the performance of SCOLP’s obligations hereunder violates or will violate (i) any constituent documents of SCOLP, (ii) any contract, agreement or instrument to which SCOLP is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.

(c)           This Agreement has been duly authorized, executed and delivered by SCOLP and constitutes the legal, valid and binding obligation of SCOLP, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.

(d)           SCOLP has previously furnished, or made available, to the Owner a true, correct and complete copy of the Partnership Agreement, together with all amendments (other than those amendments that simply change the information set forth in Exhibit A attached thereto).

(e)           SCOLP has made available to the Owner and Contributor (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by its general partner, Sun Communities, Inc. (“SUI”), with the SEC since January 1, 2009 (the "SEC Documents").  The SEC Documents were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by SUI under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder since January 1, 2009. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the Contribution Date.  The consolidated financial statements of SUI and SCOLP included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of SUI and SCOLP, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of SUI and SCOLP for the periods presented therein.

(f)           The authorized capital stock of SUI and the shares thereof issued and outstanding are as set forth in the SEC Documents as of the dates reflected therein.  All of the outstanding shares of Common Stock of SUI have been duly authorized and validly issued, and are fully paid and nonassessable.

(g)           Except as disclosed in the SEC Documents, there are no claims, actions, suits, arbitrations, inquiries or proceedings pending, or, to the actual knowledge of any executive officer of SUI, threatened, against SUI or SCOLP before any governmental authority that could reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business, operations or prospects of SCOLP.

8.2           The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the transaction contemplated herein and the conveyance of the Membership Interests.  All of such representation and warranties shall be deemed to be reaffirmed as of the Contribution Date unless prior to the Closing SCOLP delivers written notice to the contrary to Contributor.

9.           DISCLOSURE BY THE OWNER AND CONTRIBUTOR.

9.1           At all reasonable times from and after the date hereof, the Owner and Contributor shall afford SCOLP and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project.  Upon the completion of such activities, SCOLP, at its sole expense, shall promptly restore the Project to its former condition in all substantial respects.  At the request of Owner and Contributor, SCOLP shall disclose the results of any environmental testing and inspections, and shall deliver copies of all reports and test results to Owner and Members.  The results of such testing and inspections shall be treated as strictly confidential by SCOLP and the same shall not be disclosed to any third party or governmental entity without the written consent of Owner; provided, however, that such reports and results may be disclosed to SCOLP’s consultants, attorneys, lenders and insurance companies.  SCOLP shall defend, indemnify and hold Owner and Contributor harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with damage or injury to any person, property or the Project caused by or attributable to the actions or negligence of SCOLP and/or its contractors, representatives or other agents while they are on the Project pursuant to this Section or otherwise.  SCOLP shall take the necessary steps to ensure that its contractors and agents have and maintain appropriate insurance policies related to (1) commercial general liability, including contractual liability, and (2) professional errors and omissions liability, including contractors’ pollution liability.  The obligations of SCOLP set forth in this Section 9.1 shall survive the termination of this Agreement or the Contribution Date.

9.2           SCOLP shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the Owner and its operations at the Project for the calendar years ended December 31, 2009 and December 31, 2010, and for the period from January 1, 2011 through the calendar month preceding the Contribution Date, and the Owner and Contributor shall cooperate and assist it all respects with the preparation of the audited financial statements.  Owner and Contributor shall furnish to SCOLP and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC.  Owner also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements.

10.            CONDITIONS.

10.1           The obligation of SCOLP to consummate the acquisition of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SCOLP hereunder which, if not performed or determined to be acceptable to SCOLP on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit SCOLP, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Contributor, whereupon none of Contributor, the Owner, the Holding Company nor SCOLP shall have any further obligations hereunder to the other (provided that SCOLP shall have the right to waive any one or all of such conditions):

(a)
On the Contribution Date, title to the Project and the Contributed Membership Interests shall be in the condition required by this Agreement and the Title Company shall be in a position to issue the title policy pursuant to the Commitment.

(b)
The Contributor, Owner and Holding Company shall have complied with and performed all covenants, agreements and conditions on their part to be performed under this Agreement within the time herein provided for such performance.

(c)
The representations, warranties and agreements of Contributor, Owner and the Holding Company contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

(d)	From and after the date hereof to the Contribution Date, there shall have been no material adverse change in or to the Project, the business conducted thereon, Owner or the Holding Company.

(e)
SCOLP shall have obtained, at its sole cost and expense, a "Phase 1" environmental audit (the "Phase 1 Audit") of the Project reflecting that the Project is free of and does not contain any Hazardous Materials, and otherwise in form and content acceptable to SCOLP.  If the Phase 1 Audit discloses any condition which requires further review or investigation, SCOLP may obtain, at its sole expense, a "Phase 2" environmental audit of the Project which is acceptable in form and content to SCOLP, in its sole discretion, and the Contribution Date shall be extended for an additional thirty (30) days to provide SCOLP with sufficient time to receive, review and approve such Phase 2 environmental audit.

(f)
The holder of the Mortgage and the Mortgage Note shall have delivered to SCOLP a payoff letter and such other documents and evidence reasonably satisfactory to SCOLP (such as a form of mortgage release and termination and UCC-3 termination statements, etc.) that the holder of the Mortgage and the Mortgage Note will, upon receipt of the Mortgage Payoff Amount, release and terminate the Mortgage and all other liens, claims and encumbrances of such holder on the Project.

(g)
No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement or which would affect the right of SCOLP to own, operate and control the Holding Company, the Owner or the Project.

10.2           The obligation of Contributor to consummate the contribution of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Contributor hereunder which, if not performed or determined to be acceptable to Contributor on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit Contributor, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to the SCOLP, whereupon none of Contributor, the Owner, the Holding Company nor SCOLP shall have any further obligations hereunder to the other (provided that Contributor shall have the right to waive any one or all of such conditions):

(a)	SCOLP shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

(b)
The representations, warranties and agreements of SCOLP contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

(c)	Contributor shall have received the consideration provided in Section 2 above.

(d)
No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement.

11.            OPERATION OF PROJECT.

11.1           From and after the date hereof to the Contribution Date, Owner shall: continue to maintain the Project in the ordinary course and shall operate the Project in substantially the same manner as the Project has been operated prior to the date hereof; perform all regular maintenance and repairs with respect to the Project; and not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; provided, however: (a) no Tenant Lease shall be executed or extended for a term in excess of one year; (b) no Tenant Lease shall be executed or extended at a rental rate that is less than the present rental for such space within the Project; and (c) Owner shall at or prior to the Contribution Date furnish SCOLP with a copy of each new or renewal lease.

11.2           Effective as of the Contribution Date, Owner shall be entitled to terminate the existing manager of the Project and those employees of Owner designated by SCOLP prior to the Contribution Date.  All compensation, fees and payments of any nature whatsoever payable or claimed as a result of the termination of such manager and employees, and all costs associated therewith shall be paid by Owner or Contributor prior to the Contribution Date.  SCOLP and Contributor acknowledge that SCOLP may request the termination of all Owner employees as of the Contribution Date with the understanding that they may be re-hired by Owner after the Contribution Date provided they agree with the terms of employment offered by SCOLP.

12.            DESTRUCTION OF PROJECT.

12.1           In the event any part of the Project shall be damaged or destroyed prior to the Contribution Date, Contributor shall notify SCOLP thereof, which notice shall include a description of the damage and all pertinent insurance information.  If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand Dollars ($50,000.00), SCOLP shall have the right to terminate this Agreement by notifying Contributor within ten (10) days following the date SCOLP receives notice of such occurrence or on the Contribution Date, whichever occurs first, whereupon none of Contributor, Owner, the Holding Company nor SCOLP shall have any further obligation hereunder to each other.  If SCOLP does not elect to terminate this Agreement, or shall fail to timely notify Contributor, prior to the Contribution Date the parties shall take all action necessary to assure Owner's right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to Owner.

13.            CONDEMNATION.

13.1           If, prior to the Contribution Date, either Owner, the Holding Company, Contributor or SCOLP receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Michigan or Kent County, and such taking results in a reduction of the number of home sites within the Project or SCOLP determines that such taking will adversely affect the operation of the Project, SCOLP shall have the option to terminate this Agreement by notifying Contributor within ten (10) days following SCOLP's receipt of such notice or on the Contribution Date, whichever is earlier, in which event none of Contributor, Owner, the Holding Company nor SCOLP shall have any other or further liability or responsibility hereunder to the other.  If SCOLP does not elect or does not have the right to terminate this Agreement or shall fail to timely notify Contributor, SCOLP shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of Owner, and not Contributor.

14.            DEFAULT.

14.1           In the event Owner or Contributor shall fail to perform any of their obligations hereunder, SCOLP may, at its option and in addition to all other rights available at law or in equity and in addition to all other rights available under the Master Contribution Agreement, terminate this Agreement by written notice delivered to Contributor at or prior to the Contribution Date.

14.2           In the event SCOLP does not elect to terminate this Agreement as permitted herein and the conditions precedent to the obligation of SCOLP to accept the Contributed Membership Interests have been satisfied or waived by SCOLP in writing, and thereafter SCOLP fails to accept the contribution and transfer of the Contributed Membership Interests on the Contribution Date in accordance with the terms of this Agreement, Contributor shall be entitled to terminate this Agreement by written notice delivered to SCOLP at or prior to the Contribution Date.  Neither SCOLP nor any designee, transferee or assignee of SCOLP, nor any officers, directors, shareholders or partners, general or limited, of SCOLP or such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by Owner and Contributor on their behalf and on behalf of all persons claiming by, through or under them.

15.           LIABILITY AND INDEMNIFICATION.

15.1           Except as otherwise specified in Section 9.1, SCOLP does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Contribution Date with respect to the Project, and except for the liability of Owner under the Mortgage Note, all accounts payable, obligations and liabilities of Owner, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Contribution Date or arising out of events or occurrences prior to the Contribution Date (collectively, the "Pre-Contribution Liabilities") shall be the responsibility of, and paid by, Contributor.

15.2           Contributor agrees to indemnify and hold harmless Owner and SCOLP and their respective successors, assigns, constituent members and partners, employees, agents and representatives, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees and costs) arising out of, as a result of or as a consequence of: (a) the Pre-Contribution Liabilities, which include, without limitation, (i) any property damage or injuries to persons, including death, caused by any occurrence at the Project or resulting from Owner's use, possession, operation, repair and maintenance of the Project prior to the Contribution Date, (ii) any breach of the lessor's obligations under the Tenant Leases which occurred prior to the Contribution Date or as a result of Owner not having reserved cash as of the Contribution Date equal to the amount of all security deposits to be held under the Tenant Leases, (iii) any breach of Owner's obligations under the Project Contracts which occurred prior to the Contribution Date, (iv) the termination of the employees of Owner or the manager of the Project on or prior to the Contribution Date pursuant to Section 11.2 hereof, (v) clean up costs and future response costs incurred by Owner or SCOLP under the Environmental Laws as a result of a determination by a court or governmental authority having jurisdiction for events or occurrences prior to the Contribution Date, and (vi) all costs and expenses required to be paid by Contributor under Sections 6.1, 19.1 and/or 20.1;  and (b) any breach by Contributor or Owner of any of their representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Contributor or Owner in connection with the consummation of the transactions contemplated herein.

15.3           From and after the Contribution Date, SCOLP agrees to indemnify, defend and hold harmless Contributor from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees), arising out of, as a result of or as a consequence of: (i) any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Contribution Date; (ii) any breach of  SCOLP's obligations under the Project Contracts assigned to SCOLP at its request which may occur subsequent to the Contribution Date;  (iii) any property damage or injuries to persons, including death, caused by the occurrence of any event at the Project after the Contribution Date or in connection with the SCOLP’s use, possession, operation, repair and maintenance of the Project after the Contribution Date; (iv) any breach by SCOLP of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the SCOLP in connection with the consummation of the transactions contemplated herein; and (v) any failure by SCOLP to pay costs and expenses required to be paid by SCOLP under Sections 6.1, 19.1 and/or 20.1.

16.           DUE DILIGENCE INVESTIGATION.

16.1           Commencing on the date hereof, SCOLP shall have a period of thirty (30) days (the "Investigation Period") to inspect and investigate all aspects of the Project, the Owner and the Holding Company, including, without limitation, the physical condition of the Project, all items of income and expense arising from the Owner's ownership and operation of the Project, and all documents relating thereto.  At any time prior to the expiration of the Investigation Period and for any reason whatsoever, SCOLP may, at its option and in its sole and absolute discretion, terminate this Agreement by delivery of written notice to Owner, in which event none of Contributor, the Owner, the Holding Company nor SCOLP shall have any further obligations to any other party except as expressly provided herein.

17.           OTHER AGREEMENTS.

17.1           Notwithstanding any provision of this Agreement to the contrary, (a) neither party may exercise any right of termination under this Agreement unless such party or its affiliates also terminate all of the Other Contribution Agreements, and (b) each party who, or whose affiliate, terminates one of the Other Contribution Agreements shall have the right to terminate this Agreement provided that it terminates all of the Other Contribution Agreements, so that a closing must occur under both this Agreement and all of the Other Contribution Agreements, or under none of them.  Any termination of this Agreement pursuant to clause (b) of the preceding sentence shall be effected by written notice to the other party, whereupon no party shall have any further liability to any other party under this Agreement, except as expressly provided herein.

17.2           The provisions of Section 17.1 shall not apply if any of the Other Contribution Agreements is terminated because of a failure of the owner's members to approve the contribution, except that in such event SCOLP may terminate this Agreement by written notice to Contributor not later than the Contribution Date, provided that SCOLP simultaneously terminate all of the Other Contribution Agreements.  In the event of such termination, no party shall have any further liability to any other party under this Agreement, except as expressly provided herein.

17.3           For purposes hereof, “Other Contribution Agreements” shall mean each of the Contribution Agreements (other than this Agreement) entered into by and among SCOLP, affiliates of the Owner and their respective members pursuant to that certain Master Contribution Agreement, dated as of April 1, 2011, by and among Kentland Corporation, Wilbur A. Lettinga, William B. Lettinga, Michael Lettinga, Sun Communities, Inc., and SCOLP (the “Master Contribution Agreement”).

18.            CLOSING.

18.1           Subject to the provisions of Section 5.1 and satisfaction or waiver by SCOLP of the conditions set forth in Section 10.1 hereof, the closing ("Closing") of the transactions contemplated herein shall take place simultaneously with the closing of the transactions provided for in the Other

Contribution Agreements at the offices of Jaffe, Raitt, Heuer & Weiss, P.C., 27777 Franklin Road, Suite 2500, Southfield, Michigan 48034 at 10:00 A.M., local time, on a date designated by SCOLP (the "Contribution Date") which is not more than fifteen (15) days after the expiration or written waiver by SCOLP of the Investigation Period.

18.2           At Closing:

(a)
Contributor shall execute and deliver an Assignment of Membership Interest, transferring all of its Contributed Membership Interests to SCOLP, free and clear of all liens, claims and encumbrances whatsoever.

(b)
SUI and Contributor shall execute and deliver an amendment to the Partnership Agreement and an amendment to the SCOLP certificate of limited partnership reflecting the transactions provided for in this Agreement.

(c)
SCOLP and Contributor shall enter into an amended and restated operating agreement of the Holding Company to provide for the withdrawal of Contributor and the admission of SCOLP as the sole member of the Holding Company in place of Contributor, such operating agreement to be in form and content provided by SCOLP.

(d)	SUI and Contributor shall enter into the Registration Rights Agreement in the form attached to the Master Contribution Agreement.

(e)	SCOLP shall deliver the Agreed Value in accordance with Section 2.1 here of.

(f)
Contributor shall cause the Commitment referred to in Section 4.1 hereof to be recertified and updated to the Contribution Date, and shall cause the policy of title insurance to be issued to Owner pursuant to such updated Commitment together with such endorsements thereto.

(g)
Owner and Contributor shall deliver to SCOLP a certificate confirming the truth and accuracy of their representations and warranties hereunder, and the Rent Roll, updated to the Contribution Date, shall be certified as true and correct in all respects.

(h)
Contributor shall deliver to Owner and SCOLP to the extent in its possession, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts; (iii) all architectural plans and specifications and other documents pertaining to the development of the Project; (iv) certificates of title for all mobile homes and vehicles owned by Owner; and (v) all other documentation currently used in the operation of the Project or Owner.

(i)
Contributor shall deliver to SCOLP an affidavit certifying that it and all persons or entities holding an interest in Contributor are not non-resident aliens or foreign entities, as the case may be, such that Contributor and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

(j)
SCOLP shall deliver to Contributor certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by SCOLP hereunder, have been authorized by SCOLP and that all persons or entities who have executed documents on behalf of SCOLP in connection with the transaction have due authority to act on their behalf.

(k)
Contributor’s legal counsel shall deliver to SCOLP a legal opinion, in form and substance satisfactory to SCOLP, as to the due authorization, valid execution and enforceability of this Agreement by and against Contributor.

(l)
Contributor, Owner, the Holding Company and SCOLP shall each deliver to the other evidence of payment (or provision for payment) of costs, fees and expenses for which such party is responsible hereunder, and such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

19.            COSTS.

19.1           SCOLP and Contributor shall each be responsible for their own counsel fees and travel expenses.  As provided for herein, Contributor shall pay: (a) the documentary, intangible and transfer taxes, if any, due on the conveyance of the Contributed Membership Interest to SCOLP; and (b) the title insurance premiums for the policy of title insurance as specified in Section 4.1 hereof.  As provided for herein, SCOLP shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches described in Section 4.3 hereof; and (iii) costs of the Phase I and Phase II Audits and any other costs associated with SCOLP’s inspection of the Project as described in Section 9.1 hereof.

20.            BROKERS.

20.1           SCOLP, Contributor and Owner represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction (except that Owner has retained Robert W. Baird & Co.) and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.  Contributor shall be solely responsible for all fees and expenses due to Robert W. Baird & Co. as a result of the transactions contemplated by this Agreement.

21.            ASSIGNMENT.

21.1           Neither SCOLP, Contributor nor Owner shall have the right to assign this Agreement.

22.            CONTROLLING LAW.

22.1           This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan.

23.            ENTIRE AGREEMENT.

23.1            This Agreement (together with the exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Owner, Contributor and SCOLP with respect to the subject matter hereof.  There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof.  None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

24.           AMENDMENTS.

24.1           This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, SCOLP, the Owner, the Holding Company and Contributor.

25.           DESIGNATED REPRESENTATIVE.

25.1           The Owner, the Holding Company and Contributor, on the one hand, and SCOLP, on the other hand, shall each designate at least one representative (“Designated Representative”) who shall have the authority to represent, act for and bind the designating parties.  Any notice or other communication to a Designated Representative in accordance with this Agreement shall constitute notice or communication to the parties whom he represents, and any act or waiver by a Designated Representative shall constitute an act or waiver by the parties whom he represents for all purposes under this Agreement.  By way of illustration and not limitation, each Designated Representative shall have full power and authority, for and on behalf of the parties whom he represents, to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by such parties under this Agreement and (iii) to execute and deliver any termination, amendment or waiver to this Agreement. The Owner, the Holding Company and Contributor hereby designate Wilbur A. Lettinga as their Designated Representative and, in the event that Wilbur A. Lettinga is unable or unwilling to so serve, the Owner, the Holding Company and Contributor hereby designate William B. Lettinga as their Designated Representative.

26.            NOTICES.

26.1           All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 26.1):

If to Owner, the Holding Company or Contributor:

Mr. Wilbur A. Lettinga
Kentland Corporation
5625 Prairie Creek Drive, Suite 100
Caledonia, Michigan 49316
Fax: (616) 554-3694

With a required copy to:

Rhoades McKee
161 Ottawa Avenue NW, Suite 600
Grand Rapids, Michigan 49503
Attn: Mr. Thomas P. Hogan
Fax: (616) 233-5269

If to SCOLP:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Mr. Arthur A. Weiss
Fax: (248) 351-3082

27.            BINDING.

27.1           The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

28.            PARAGRAPH HEADINGS.

28.1           The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

29.            SURVIVAL AND BENEFIT.

29.1           Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Contribution Date and the consummation of the transactions provided for herein.

29.2           The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

29.3           This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Contributor, SCOLP, and Owner have contributed substantially and materially to the preparation of this Agreement.

30.           COUNTERPARTS.

30.1           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

31.           FURTHER ASSURANCES.

31.1           From time to time after the Contribution Date, Contributor, SCOLP and Owner shall execute and deliver or cause to be executed and delivered, such further instruments and documents, and shall do or cause to be done such further acts and things as may reasonably be requested by another party hereto with respect to the transactions contemplated herein.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OWNER:

COUNTRY MEADOWS VILLAGE MOBILE HOME PARK, LLC, a Michigan limited liability company

By: /s/ Wilbur A. Lettinga
Name: Wilbur A. LettingaTitle: Manager

HOLDING COMPANY:

COUNTRY MEADOWS VILLAGE MHP HOLDING COMPANY #1, LLC, a Michigan limited liability company

By:   /s/ Wilbur A. Lettinga
Name: Wilbur A. Lettinga
Title: Manager

CONTRIBUTOR:

COUNTRY MEADOWS VILLAGE MHP HOLDING COMPANY #2, LLC, a Michigan limited liability company

By:  /s/ Wilbur A. Lettinga
Name: Wilbur A. Lettinga
Title: Manager

SCOLP:

SUN COMMUNITIES OPERATING LIMITEDPARTNERSHIP, a Michigan limited partnership

By:           Sun Communities, Inc., General Partner

By: /s/ Jonathan Colman
Name:  Jonathan Colman
                                                                                                                Title:  Executive Vice President

LIST OF EXHIBITS

Exhibit	Description

A	Legal Description of Land
B	Schedule of Personal Property
C	Agreed Value Allocation Schedule
D	Rent Roll
E	Survey Certificate
F	Violations (Section 7.1(b))
G	Litigation and Condemnation Proceedings (Section 7.1(c))
H	Assessments and Other Charges (Section 7.1(d))
I	Project Contracts (Section 7.1(e))
J	[reserved]
K	Construction Contracts (Section 7.1(i))
L	Maintenance Problems (Section 7.1(k))
M	List of Employees (Section 7.1(l))
N	Licenses, Authorizations and Permits (Section 7.1(m))
O	Environmental Disclosures (Section 7.1(o))
P	Governing Documents (Section 7.1(p))